EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholder

Bella Costa Designs Inc.

We hereby consent to the use in the amendment to the Registration Statement on Form S-1 (the “Registration Statement”) of our report dated January 8, 2015, relating to the balance sheet of balance sheet of Bella Costa Designs Inc. (the “Company”) as of October 31, 2014 and the related statements of operations, stockholder’s equity and cash flows for the period from September 15, 2014 (inception) through October 31, 2014, which report includes an explanatory paragraph as to an uncertainty with respect to the Company’s ability to continue as a going concern, appearing in such Registration Statement.  We also consent to the reference to our firm under the Caption “Experts” in such Registration Statement.

/s/ Li and Company, PC

Li and Company, PC

Skillman, New Jersey

March 17, 2015